Exhibit 1

JOINT FILING AGREEMENT

JOINT FILING AGREEMENT dated as of December 19, 2025, by and among Cantor Fitzgerald, L.P., CF Group Management, Inc., Cantor Fitzgerald Securities, Cantor Fitzgerald & Co. and Brandon G. Lutnick (together, the “Parties”).

Each Party hereto represents to the other Party that it is eligible to use Schedule 13D to report its beneficial ownership of Class A ordinary shares, $0.0001 par value, of M3-Brigade Acquisition V Corp, Inc., as of December 19, 2025, relating to such beneficial ownership, being filed on behalf of each of them.

Each of the Parties agrees to be responsible for the timely filing of the Schedule 13D and any and all amendments thereto and for the completeness and accuracy of the information concerning itself contained in the Schedule 13D, and the other Party to the extent it knows or has reason to believe that any information about the other Party is inaccurate.

Date: December 19, 2025

CANTOR FITZGERALD, L.P.

By:	/s/ Brandon G. Lutnick
Name:	Brandon G. Lutnick
Title:	Chairman & Chief Executive Officer

CF GROUP MANAGEMENT, INC.

By:	/s/ Brandon G. Lutnick
Name:	Brandon G. Lutnick
Title:	Chief Executive Officer

CANTOR FITZGERALD & CO.

By:	/s/ Pascal Bandelier
Name:	Pascal Bandelier
Title:	Co-Chief Executive Officer

CANTOR FITZGERALD SECURITIES

By:	/s/ Pascal Bandelier
Name:	Pascal Bandelier
Title:	Co-Chief Executive Officer

/s/ Brandon G. Lutnick
Brandon G. Lutnick